Exhibit 1.1

PURCHASE AND SALE AGREEMENT

National Automation Services, Inc. as Buyer,

Jason Jensen, and David Gurr, as Sellers,

with respect to their shareholder interests in JD Field Services and their shareholder interests in 5 Star Rental

Dated as of February 24, 2014

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of February 24, 2014, by and among National Automation Services, Inc., a Nevada corporation (“Buyer”), and Jason Jenson and David Gurr (sometimes individually referred to in this Agreement as a “Seller” and collectively as the “Sellers”), holders of 100% of the shareholder interests of JD Field Services, a Utah Corporation (“JD”) and 100% of the shareholder interests of 5 Star Rental, a Utah Corporation (“5 Star”), which are referred to collectively as “the Companies”. Sellers are sometimes individually referred to as a “Selling Party” and collectively as the “Selling Parties.” Buyer and the Selling Parties are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

Recitals:

A. Sellers are the record and beneficial owners of all of the issued and outstanding Shareholder Interests (as defined below) of the Companies; and

B. Upon the terms and subject to the conditions set forth herein, Buyer desires to acquire all of the Shareholder Interests held by Sellers in the Companies, and Sellers desire to transfer such Shareholder Interests to Buyer.

C.  Upon completion of the transactions and conditions set forth herein, Buyer presently intends for the Companies to operate either as a subsidiary or subsidiaries of Buyer.

D. In consideration of the foregoing and the respective representations, mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Accounting Cut-off Date” means February 28, 2014.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Agreement” means this Purchase and Sale Agreement.

“Business” means the Companies’ regularly conducted business of providing field services to the oil and gas industry in Utah.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks are closed for business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement. “Buyer Indemnified Parties” means Buyer and its respective Affiliates and their respective members, shareholders, officers, directors, managers, employees, agents, representatives, successors and assigns.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Current Liabilities” means the following current liabilities of the Companies incurred as of the close of business on the Accounting Cut-off Date, whether or not recorded on that date: (a) accounts payable, (b) accrued expenses and (c) payroll and sales taxes payable.

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Notes Payable” means the indebtedness for borrowed money and long-term indebtedness evidenced by a mortgage, note or other debt security, owed by the Companies as of the close of business on the Accounting Cut-off Date.

“Closing Payment” has the meaning set forth in Section 2.2(a).

“Closing Receivables” means the Company’s accounts receivable, notes receivable and other receivables accrued as of the close of business on the Accounting Cut-off Date, whether or not recorded on that date.

“Closing Receivables Payment Date” means on or before April 27, 2014.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Companies Employees” means all of the Companies’ employees.

“Companies IP” means all Proprietary Rights which are owned by, issued to, held, licensed or used by the Companies or otherwise used in the Business, including the items identified on Section 5.12 of the Disclosure Schedule, together with all income, royalties, damages and payments due or payable as of the Accounting Cut-off Date or thereafter (including any accrued damages for past, present or future infringements or misappropriations thereof or other conflicts therewith, the right to bring any action at law or equity for the infringement, misappropriation or other conflict with the Proprietary Rights and to recover for past infringements or misappropriations thereof or conflicts therewith and any and all corresponding rights).

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, whether evidenced in writing, electronic data or otherwise, that relates to the business, products, services and/or research and/or development of the Companies (including the Business) and/or its respective suppliers, distributors, customers, independent contractors and/or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Proprietary Rights.

“Disclosure Schedule” means the disclosure schedule delivered by the Selling Parties to Buyer concurrently with the execution and delivery of this Agreement, referred to in this Agreement and dated as of the date of this Agreement.

“Environmental Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force and effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as previously, now or hereafter in effect.

“Equity Interests” means issued and outstanding capital stock, Shareholder interests, limited liability Companies interests or other indicia of equity ownership (including any profit interests).

“Excluded Liabilities” means any Indebtedness, liabilities (including but not limited to Environmental Liabilities and Tax liabilities) or obligations (including but not limited to accounts payable arising prior to the Accounting Cut-off Date and workers compensation and employers liability obligations with respect to the pre-Accounting Cut-off Date period) of any nature whatsoever of the Companies, of the Business or of any Selling Party, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business and whether disclosed on the Disclosure Schedule attached hereto, and regardless of when or by whom asserted, arising out of facts, circumstances or events that occurred prior to the Accounting Cut-off Date, and any Non-Ordinary Course Liabilities; provided that Excluded Liabilities shall not include (a) the Closing Current Liabilities or (b) the Company’s post-Accounting Cut-off Date obligations under contracts relating to the ongoing Business, except to the extent such obligations arise out of such contracts as a result of (i) any breach of such contracts occurring on or prior to the Accounting Cut-off Date or (ii) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Accounting Cut-off Date.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Shareholder Interest” means a 100% membership interest in both JD and 5 Star.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a limited Shareholder would be its certificate of limited Shareholder and limited Shareholder agreement, or similar documents, the “Governing Documents” of a limited liability Companies would be its certificate of formation and Companies agreement, or similar documents, and “Governing Documents” of a corporation would be its articles of incorporation and bylaws.

“Government” means any federal, national, foreign, provincial, state or local government, administrative agency or commission, regulatory body, court or other governmental authority or instrumentality.

“Governmental Authority” means any nation, state or other instrumentality or political subdivision thereof (including any county or city), and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to Government and having jurisdiction over a Party, the Companies or the Business.

“Income Tax Return” has the meaning set forth in Section 8.3(a).

“Indebtedness” means (i) any indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which the Companies is liable, contingently or otherwise, as obligor or otherwise; (iv) any commitment by which the Companies assures a Person against loss (including contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by the Companies (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any liabilities or obligations under capitalized leases with respect to which the Companies is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Companies assures a Person against loss; (vii) any indebtedness or liabilities secured by a Lien on the Companies’ assets; (viii) any amounts owed by the Companies to any of its Affiliates (including inter-Company trade and accounts payable); and (ix) any accrued interest, penalties or prepayment fees related to the foregoing.

“Indemnitee” has the meaning set forth in Section 9.2(d).

“Indemnitor” has the meaning set forth in Section 9.2(d).

“Interim Financial Statements” has the meaning set forth in Section 5.4.

“Knowledge” and terms of similar import mean with respect to Sellers, the actual knowledge of Jason Jensen and David Gurr, whether acquired in their capacity as owners of the Companies or otherwise.

“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Companies or used in the Business.

“Leases” means all leases, subleases, licenses and concessions for Leased Real Property.

“Licensed Proprietary Rights” means all Proprietary Rights, or part thereof, that are licensed to the Companies.

“Licenses” means all agreements, contracts, licenses or other binding arrangements for Licensed Proprietary Rights.

“Lien” or “Liens” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title or other similar encumbrance, easement, variance, purchase right, right of first refusal, reservation, encroachment, default, defect, adverse claim, or other encumbrance of every type and description whatsoever, whether voluntary or involuntary, choate or inchoate or imposed by law, agreement (including any agreement to give any of the foregoing or any conditional sale or other title retention agreement), understanding, or otherwise, and whether or not of record, impairing or affecting the title to real or personal property.

“Loss” means any loss, liability, demand, claim, action, cause of action, cost, damage, diminution in value, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder).

“Material Adverse Effect” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Companies or the Business, or to the ability of the Selling Parties to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether any Buyer has knowledge of such effect or change on the date hereof).

“Non-Ordinary Course Liabilities” means liabilities or obligations not incurred in the Ordinary Course of Business of the Companies as of the Accounting Cut-off Date, including (i) any liability for severance and other compensation provided or payable to employees or consultants of the Companies in connection with the transactions contemplated by this Agreement, (ii) any transaction fees and expenses, if any, to be paid by the Companies on behalf of any of the Selling Parties in connection with the transactions contemplated by this Agreement, including financial advisory fees, legal fees and expenses, broker and finder fees and expenses of accountants, (iii) any liability or obligation (including increase in obligations) of the Companies arising under any contract or arrangement to which the Companies is party arising in whole or in part from the transactions contemplated by this Agreement, (iv) any obligations or liability, whether contingent or otherwise, owed by the Companies to any Person under any non-competition, consulting or similar arrangements, and (v) any change-of-control or similar payment or increased cost of any of the Selling Parties or the Companies which is triggered in whole or in part by the transactions contemplated by this Agreement.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Shareholder Agreement” means any current Agreement of the shareholders of the Companies.

“Shareholder Interest Assignments” has the meaning set forth in Section 2.3(b).

“Shareholder Interests” means all issued and outstanding Equity Interests of the Companies, including without limitation: (a) all right, title and interest in and to any allocation or right to be allocated income, gain, loss, deduction, credit, or similar items, (b) any rights to receive distributions, (c) any certificate evidencing the ownership interest in the Shareholder Interests, if any, (d) any capital account associated with the Shareholder Interest, (e) all rights and powers as a partner and (f) any other rights, powers and privileges provided to shareholders under the under the Companies’ Governing Documents.

“Party” or “Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Person” means any individual, sole proprietorship, Shareholder, joint venture, trust, unincorporated association, corporation, limited liability Companies, entity or Governmental Authority.

“Prepaid Expenses” means the following items that have been paid by Companies prior to the Accounting Cut-off Date, to the extent attributable to any period following the Accounting Cut-off Date: (i) insurance premiums paid on the Companies’ insurance policies with respect to any post-Accounting Cut-off Date period, (ii) rental payments paid by the Companies under the Leases disclosed on Section 5.8 of the Disclosure Schedule with respect to any post-Accounting Cut-off Date period, (iii) Taxes with respect to the post-Accounting Cut-off Date period, (iv) refunds received by the Companies attributable to operations of the Companies conducted prior to the Accounting Cut-off Date and (v) utility deposits paid by the Companies with respect to any post-Accounting Cut-off Date period.

“Proprietary Rights” means all of the following, if any: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof; trademarks, trade names, service marks and trade dress (including any and all rights in the “Raider Services” name), together with all goodwill associated therewith, and all translations, adaptations, derivations and combinations of the foregoing (and all logos related to the foregoing); copyrights and copyrighted works; Internet domain names; and all registrations and applications related to any of the foregoing; the right to obtain renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations or similar legal protections for any of the foregoing; trade secrets and other Confidential Information, including ideas, know-how, related processes and techniques, research and development information, drawings, specifications, designs, plans, proposals and technical data and manuals; computer software and website content (including data, object code, source code and related documentation, whether stored locally or hosted by a third party); and all other intangible properties and rights of the Companies or relating to the Business.

“Pro Rata Share” means 50.00% for Jason Jensen and 50.00% for David Gurr.

“Purchase Price” has the meaning set forth in Section 2.2.

“Seller” and “Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Indemnified Parties” means each Seller and its Affiliates and their respective members, shareholders, officers, directors, managers, employees, agents, representatives, successors and assigns.

“Selling Party” and “Selling Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Tangible Assets” means all machinery, equipment (including all vehicles and trailers, pumps, testing equipment, compressors, office equipment, networking equipment, telephone equipment, document storage equipment and operational technology equipment), replacement or spare parts, fixtures, trade fixtures, computers, furniture, office supplies, production supplies, other miscellaneous supplies and other tangible property held by the Companies or related to or used in the Business.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, franchise, margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transfer Taxes” has the meaning set forth in Section 8.5.

ARTICLE II
PURCHASE AND SALE OF SHAREHOLDER INTERESTS

2.1 Purchase and Sale of Shareholder Interests.

(a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall acquire and accept from the Sellers, and the Sellers shall collectively transfer, assign and deliver to Buyer, one hundred percent (100%) of the Shareholder Interests owned by such Sellers, free and clear of all Liens. The Shareholder Interests sold, transferred, assigned and delivered to Buyer pursuant to the preceding sentence shall collectively constitute all of the outstanding Equity Interests of the Companies. In satisfaction of applicable requirements under any Shareholder Agreement, Articles of Incorporation or Bylaws of the Companies, the Sellers hereby consent to the sale, transfer and assignment of the Shareholder Interests contemplated by this Agreement.

(b) The Shareholder Interests sold, transferred, assigned and delivered to Buyer pursuant to the preceding section 2.1(a) and shall collectively constitute all of the outstanding Equity Interests of the Companies.

(c) In satisfaction of any applicable requirements under any Shareholder Agreement, Articles of Incorporation or Bylaws of the Companies, the Sellers hereby consent to the sale, transfer and assignment of the Shareholder Interests contemplated by this Agreement.

2.2 Purchase Price. The Purchase Price for the Shareholder Interests is the allotment of common stock shares to Buyers, and other consideration as follows:

(a)  Upon completion of the transfers set forth of this Agreement, and in a reasonable time thereafter, the Buyer, as Parent Corporation to its subsidiaries (the Companies) shall pay all outstanding debt of the Companies, subject to the conditions in Section 2.2(d) below.   Buyer shall not be required to pay any portion of the Companies' debt until such time it has sufficient funds to pay the debt in full.

(b) Subsequent to the payment of the Companies' debt by Buyer, and subsequent to a planned recapitalization of Buyer's stock by Buyer, each Seller shall receive six percent (6%) of the outstanding common stock of Buyer, constituting approximately six percent (6%) each of the total equity of Buyer (collectively 12%), but not requiring any fractional shares.

(c) Security in lieu of transfer of Buyer's stock at Closing.  At the Closing, Buyer shall provide to Sellers a Power of Attorney representing voting rights and control over approximately thirty percent (30%) of the equity interests in Buyer; holding in reserve, two hundred seventy million (270,000,000) shares of NAS Class A Common Stock to be representative of this Interest.

(i)
Buyer agrees that Sellers, at their option, may add an independent director to the Board of Directors of Buyer.  Buyer agrees that its Board of Directors will vote and execute the necessary resolutions to permit the addition of a new board member.

(ii)
Sellers agree to execute and deliver to Bob Chance, limited proxy statements authorizing their proxy of their entire voting interests in Buyer with regard to any shareholder votes on the following matters, for two hundred seventy (270) days following the date of this Agreement:

(1)  Approval of any plans or authorizations needed to recapitalize the stock of Buyer, including any reverse stock splits.
(2)  Amendment of the Articles or Bylaws required to authorize up to an additional two hundred million (200,000,000) shares of common stock.
(3)  Approval for Buyer to offer sale of securities, including common stock offered to the public, for purposes to pay down debt, meet capital expenditures, fund acquisitions, and for other corporate purposes as determined by the Buyer's Board of Directors.
(4)  Retention of the current Buyer's Board of Directors and other required actions.

(iii)
Sellers agree to instruct the board member they appoint, if consistent with the lawful duties of the board member, to approve the following matters if arising within two hundred seventy (270) days following this agreement:

(1)  Approval of any plans or authorizations needed to recapitalize the stock of Buyer, including any reverse stock splits.
(2)  Approval to amend the Articles or Bylaws required to authorize up to an additional two hundred million (200,000,000) shares of common stock.
(3)  Approval for Buyer to offer sale of securities, including common stock offered to the public, for purposes to pay down debt, meet capital expenditures, fund acquisitions, and for other corporate purposes as determined by the Buyer's Board of Directors.
(4)  Approval of any other resolutions or actions necessary for Buyer to meet its obligations under this Agreement.

(d)  Contingency and Right of Rescission of Purchase and Sale

(i)
Completion of the transactions contemplated by this Agreement are contingent upon Buyer completing a secondary equity offering of its shares, or by similar financing structure, raising sufficient funds to pay all of the Companies' debts as listed and provided herein.

(ii)
The Sellers may rescind this Agreement in its entirety if, within one hundred eighty (180) days after the date of this Agreement, the payment of the Companies' debts as listed in Sellers' Schedule 2.2, has not been paid in full.  Sellers may extend the date of their right of rescission without limitation.  Upon rescission, if exercised at any time in accord with this section, all rights of stock ownership, voting rights and other equity interests will be returned to the parties as it existed prior to this Agreement.  The Parties agree to execute and approve any corporate act necessary to complete this rescission.  No right of rescission is conferred hereby for any other condition, contingency or breach of contract.

(iii)
If the contingencies above are met (equity offering and payment of Companies' debt), whether during the initial 180 days, or during an extension approved by Sellers, and if Buyers' common stock is then trading on a national stock exchange (AMEX or NASDAQ), then Sellers agree to relinquish to Buyer their security represented by the Power of Attorney over approximately thirty-two percent (30%) of the equity interests in Buyer, or two hundred seventy million (270,000,000) shares of NAS Class A Common Stock, in exchange for twelve percent (12%) of NAS outstanding shares.

(e)           The Parties agree that it is their intent for there to be no cash payment or “boot” associated with this sale and purchase.

(f)           The Seller shall pay any broker's commission associated with the purchase of Sellers' interests, and will be paid in stock, cash, or combination thereof.  If broker's commissions remain unpaid when Buyer meets the conditions in Section 2.2(d) above, the broker's commission will be paid by Buyer as being included in the Companies' debt.

2.3 Closing

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the office of the Companies or at such other mutually agreeable location on February 24, 2014, or as soon as practicable following the satisfaction or waiver by the Party entitled to the benefit thereof of the conditions set forth in Section 3.1 and Section 3.2 below, and in any event within three (3) Business Days thereafter (the date on which the Closing takes place is referred to herein as the “Closing Date”), and the Closing shall be deemed effective for the purposes of accounting and ownership cut-off as of the closing of business on February 28, 2014 (the “Accounting Cut-off Date”).

(b) At the time of the Closing, (i) the Sellers shall deliver to the Buyer executed counterparts to the agreements referred to in Section 3.1 below to which any Seller is a party, and executed copies of the various certificates, instruments and documents referred to in Section 3.1 below, (ii) Buyer shall deliver to the Sellers executed counterparts to the agreements referred to in Section 3.2 below to which Buyer is a party, and executed copies of the various certificates, instruments and documents referred to in Section 3.2 below, (iii) to effect the sale and transfer of the Shareholder Interests.

ARTICLE III
CONDITIONS TO CLOSING

3.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) The representations and warranties made by each Selling Party in this Agreement and in any certificate delivered by any Seller Party pursuant hereto shall be true and correct in all respects as of the date hereof and the Closing Date;

(b) Each Selling Party shall have performed and complied in all respects with the obligations and covenants required by this Agreement to be performed or complied with by such Selling Party on or prior to the Closing Date;

(c) There shall be no Liens of whatever nature relating to the Shareholder Interests;

(d) Sellers shall have delivered to Buyer: a good standing certificate for each of the Companies.

(e) Since February 12, 2014, there shall have been no material adverse change or development in the financial condition, operating results, assets, operations, employee relations or customer or supplier relations of the Company or the Business;

(f) Buyers shall have received from Sellers executed copies of the Shareholder Interest Assignments, transferring all of the Shareholder Interests, free and clear of all Liens;

(g) The Parties shall have received or obtained all consents and approvals, if any, from Governmental Authorities that are necessary for the consummation of the transactions contemplated hereby;

(h) No suit, action or other proceeding, including, without limitation, any assessment or condemnation actions, or injunction, order, decree or judgment relating thereto, shall be threatened or pending before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby, or that could have a Material Adverse Effect or adversely affect the right of Buyer to own any portion of the Shareholder Interests.

(i)  Jason Jensen and David Gurr shall have entered into Executive Officer Employment Agreements with the Companies, inclusive of all bonuses whether contingent or payable, substantially in the forms attached hereto as Exhibits; and

(j) Buyer shall have received from Sellers the original books of account, minute books, minutes and other records of the Companies, and such other documents, records, keys and other items as shall be reasonably necessary for the operation of the business of the Companies, and as reasonably requested by Buyer.

And, all proceedings to be taken by Sellers in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Sellers to effect the transactions contemplated hereby reasonably requested by the Buyer shall be reasonably satisfactory in form and substance to the Buyer. Any condition specified in this Section 3.1 may be waived only in writing by the Buyer and specifying in reasonable detail the provision being waived.

3.2 Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) The representations and warranties made by Buyer in this Agreement and in any certificate delivered by any Buyer pursuant hereto shall be true and correct in all respects as of the date hereof and the Closing Date;

(b) The Buyer shall have performed and complied in all respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c) The Parties shall have received or obtained all consents and approvals, if any, from Governmental Authorities that are necessary for the consummation of the transactions contemplated hereby;

(d) The Buyer shall have delivered to the Sellers (i) a certificate signed by an officer or agent of Buyer, dated the date of the Closing, stating that the conditions specified in this Section 3.2 have been satisfied as of the Closing, (ii) certified copies of resolutions of the board of directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) a good standing certificate for Buyer, issued on or soon before the Closing Date by the appropriate department of the State of Nevada and (iv) a certificate of the Secretary or Assistant Secretary (or Person performing similar functions) of Buyer as to the incumbency of the officer(s) of Buyer executing this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer; and

(e) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or pending before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby, and no investigation that could result in any such suit, action or proceeding shall be pending or threatened.

All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by the Sellers shall be reasonably satisfactory in form and substance to the Sellers. Any condition specified in this Section 3.2 may be waived only in writing by the Sellers and specifying in reasonable detail the provision being waived.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to Buyers to enter into this Agreement and consummate the transactions contemplated hereby, each Seller represents and warrants to Buyer that:

4.1 Authorization; Binding Effect. Each Seller has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. This Agreement and each of the other instruments contemplated hereby to which each Seller is a party has been duly executed and delivered by such Seller, and (assuming the due execution and delivery by each of the other parties thereto) constitutes a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

4.2 No Conflict. Neither the execution and delivery of this Agreement nor any of the other instruments contemplated hereby by any Seller, nor the consummation of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time), (i) conflict with or result in any breach of, constitute a default under, give any third party the right to terminate or to accelerate any obligation under, or require any authorization, consent (except as herein noted), approval, or under the provisions of any contract or agreement to which such Seller is bound or affected, any license, permit, certificate or other authorization of such Seller, or any law, statute, rule, regulation or order of a Governmental Authority to which such Seller is subject, (ii) result in the creation of any Lien, possibility of a Lien, restriction in favor of any Person, or encumbrance of any kind upon any of the Shareholder Interests or any of the properties or assets of the Company, or (iii) require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Authority (except as herein noted). Without limiting the generality of the foregoing, except for the Buyer pursuant hereto, there are no agreements, options, commitments or rights with, of or to any Person to purchase or otherwise acquire any of the Shareholder Interests.

4.3 Title to Shareholder Interests.  Each Seller is the holder of record and beneficially owns the Shareholder Interests shown on the Sellers' Disclosure Schedule attached hereto as being owned by such Seller, and together, Sellers hold of record and beneficially own all of the Shareholder Interests. Sellers have good and valid title to such Shareholder Interests, and such Shareholder Interests shall be, as of the Closing, free and clear of all Liens. Such Seller is not a party to any (i) convertible securities, calls, preemptive rights, options, warrants, purchase rights or other contracts, agreements or commitments (other than this Agreement) that would require such Seller to sell, transfer or otherwise dispose of the Shareholder Interests held by such Seller or prohibit or conflict with such Seller’s obligations under this Agreement or (ii) proxies, voting rights, equity holder agreements or other agreements or understandings with respect to the voting or transfer of the Shareholder Interests.

4.4 No provisions in Companies' Articles or Bylaws in conflict with corporate governance by Parent Corporation.  Sellers confirm that neither Articles nor Bylaws of the Companies, nor any other agreements, prohibit Buyer's Board of Directors from authorizing an immediate shareholder meeting for purposes of appointing a new Board of Directors for either Company.

4.5 Disclosures. Solely with respect to such Seller, no representation or warranty set forth in this Article IV contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Selling Parties hereby jointly and severally represents and warrants to Buyer that:

5.1 Organization and Power. The Companies are duly organized, validly existing and in good standing under the laws of the State of Utah. The Company has all material power and authority and all authorizations, licenses and permits necessary to own and operate the Business and to conduct the Business as now conducted and as presently proposed to be conducted.

5.2 Authorization; No Conflict. Except as set forth on Sellers' Disclosure Schedule, no actions on the part of the Companies, whether by the General Partner, the Limited Partners or otherwise, are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  Except as set forth on Sellers' Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of, constitute a default under, give any third party the right to terminate or to accelerate any obligation under, or require any authorization, consent, approval, exemption, notice or other action under the provisions of the Governing Documents of the Companies, or under the provisions of any contract or agreement to which the Companies are bound or affected, any license, permit, certificate, accreditation or other authorization of the Company, or any law, statute, rule, regulation or order of a Governmental Authority to which the Company is subject, (ii) result in the creation of any Lien or encumbrance of any kind upon any of the Company’s assets or properties, or (iii) require the Company to obtain any authorization, consent, approval, exemption or other action from any Governmental Authority or to make any notice to or filing with any Governmental Authority. (iv) Other than as set forth on Sellers' Disclosure Schedule, no “change of control” provision is triggered by, the execution, delivery or performance by the Selling Parties of this Agreement and the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby.

All notices, filings and consents required have been given, made and obtained, as may be required under the laws of Utah.

5.3 Equity Interests; No Subsidiaries.

(a) Sellers' Disclosure Schedule sets forth the name of each Seller and the percentage of Shareholder Interests that such Seller owns, of record and beneficially, in the Company. The Shareholder Interests of the Companies described on Sellers' Disclosure Schedule are the sole Equity Interests that have been issued by the Company and, upon transfer of the Shareholder Interests to Buyer pursuant to this Agreement; Buyer shall be the sole owner of the Company. The Shareholder Interests are not represented by certificates or equivalent evidence of ownership by Sellers; evidence of ownership is maintained in the books and records, including the Governing Documents, of the Company in accordance with applicable law. All of the Shareholder Interests have been duly authorized and validly issued, and are fully paid and non-assessable. There are no (i) outstanding obligations, options, warrants, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) relating to the Shareholder Interests of the Companies or obligating the Companies to issue or sell or otherwise transfer Shareholder Interests of the Companies, (ii) outstanding obligations of the Companies to repurchase, redeem or otherwise acquire Shareholder Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or (iii) except as set forth in the Companies' Governing Documents (accurate and complete copies of which will be provided to Buyer pursuant to this Agreement), voting trusts, equity holder agreements, preemptive rights, rights of first refusal, restrictions on transfer, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Shareholder Interests of the Company, and to the extent permitted by law, Sellers have waived (or hereby waive) any such preemptive rights, rights of first refusal or restrictions on transfer that apply to the transactions contemplated by this Agreement.

(b) The Company does not have any Subsidiaries. The Company does not own or hold the right to acquire any shares of stock or any other security or ownership interest in any other Person or have any obligation to make any investment in any Person.

5.4 Financial Statements. Sellers' Disclosure Schedule sets forth the internally prepared unaudited balance sheet of the Company as of February 24, 2014 and the related statement of income (or the equivalent) for the period then ended (the “Interim Financial Statements”). The foregoing financial statements are accurate and complete in all material respects, are consistent with the books and records of the Companies (which, in turn, are accurate and complete in all material respects), presents fairly the financial condition of the Companies and the Business as of the respective date thereof and the operating results of the Companies for the periods covered thereby and has been prepared on a sound basis of accounting.

5.5 Absence of Undisclosed Liabilities. Except as set forth on Sellers' Disclosure Schedule , the Companies do not have nor will they have any obligations or liabilities involving a sum of $10,000.00 or more with respect to the Businesses (whether accrued, absolute, contingent, un-liquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) at or as of the Accounting Cut-off Date or arising out of transactions entered into at or prior to the Accounting Cut-off Date, or arising out of any action or inaction at or prior to the Accounting Cut-off Date, or any state of facts existing at or prior to the Accounting Cut-off Date, except (i) obligations under contracts or commitments described on Sellers' Disclosure Schedule.

5.6 No Material Adverse Change. Since February 24, 2014, there has not occurred any change, event or effect that has had a Material Adverse Effect or that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7 Absence of Certain Developments. Except as set forth on Sellers' Disclosure Schedule and except as expressly contemplated by this Agreement, since February 24, 2014, the Company has not:

(a) (i) accelerated the billing of customers of the Company or otherwise billed any customers of the Companies  other than in the Ordinary Course of Business, (ii) paid any trade or accounts payable or any other obligation or liability, other than in the Ordinary Course of Business, (iii) canceled or postponed the payment of trade or accounts payable or other obligations other than in the Ordinary Course of Business, (iv) agreed or negotiated with any party to extend the payment date of any liability or obligation, (v) accelerated the collection of (or discounted) any accounts or notes receivable (whether billed or unbilled) or any deferred revenue, or

(b) amended its Governing Documents;

(c) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;

(d) (i) issued, sold, transferred, pledged, disposed of or suffered any Lien on any of its Equity Interests (or any securities or rights convertible, exchangeable or exercisable into its Equity Interests), (ii) granted any options, warrants or other rights to purchase or obtain any of its Equity Interests, (iii) split, combined, subdivided or reclassified any of its Equity Interests, (iv) declared, set aside or paid any distribution, other than any distribution payable in cash, with respect to any of its Equity Interests or (v) redeemed, purchased or otherwise acquired any of its Equity Interests;

(e) delayed tendering payment or delayed cutting any checks;

(f) mortgaged, pledged or subjected to any Lien any of its properties or assets, or discharged any Lien;

(g) sold, leased, assigned or transferred any of its Tangible Assets, except in the Ordinary Course of Business, or canceled without fair consideration any debts or claims owing to or held by it;

(h) sold, assigned, licensed, sublicensed, transferred or encumbered any Proprietary Rights or other intangible assets, disclosed any proprietary Confidential Information to any Person (other than Buyer and Buyer’s representatives, agents, attorneys or employees).

(i) made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts or, in the case of non-officer employees, consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or entered into, modified or terminated any collective bargaining agreement or relationship;

(j) incurred any Indebtedness or incurred or become subject to any material liability, except current liabilities incurred in the Ordinary Course of Business and liabilities under contracts entered into in the Ordinary Course of Business;

(k) made any loans or advances to, or guarantees for the benefit of, any Person;

(l) suffered any extraordinary Losses or expressly waived in writing any rights of material value, whether or not in the Ordinary Course of Business;

(m) suffered any damage, destruction or casualty loss to its Tangible Assets or properties in excess of $25,000, whether or not covered by insurance;

(n) made any capital expenditures or commitments therefor that aggregate in excess of $50,000;

(o) reduced or delayed any budgeted or planned capital expenditures;

(p) made any change in any method of accounting or accounting policies;

(q) engaged in any promotional sale, discount, price reduction or other activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods revenues that otherwise would be expected to occur in post-Closing periods;

(r) instituted or permitted any material change in the conduct of the Business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(s) entered into, amended or terminated any material contract or any license, or any permit issued by any Governmental Authority;

(t) directly or indirectly engaged in any transaction or entered into, amended or terminated any arrangement with any of its officers, partners or other Affiliates;

(u) taken any other action or entered into any other transaction other than in the Ordinary Course of Business; or

(v) entered into any other material transaction, whether or not in the Ordinary Course of Business, or materially changed any business practice.

5.8 Real Property.

(a) Except as set forth on Sellers' Disclosure Schedule, neither the Companies nor any of its Affiliates owns or leases any real property used in or occupied by the Businesses.

(b) Sellers' Disclosure Schedule sets forth the address and description of each parcel of Leased Real Property. Pursuant to this Agreement, Sellers will deliver to Buyer a copy of the lease agreement with respect to such parcel.

5.10 Tax Matters.

(a) The Companies have filed as of the Closing Date all Tax Returns required to have been filed by the Company, except the federal income Tax Return for the 2013 calendar year, federal and Texas payroll and unemployment tax reports for the period ending with the Accounting Cut-off Date, Texas Franchise Tax Return, and Texas sales tax report for December 2013, which reports are not yet due. Sellers will prepare and furnish to the Company for filing and payment by Sellers, any Tax Returns for periods ending on the Accounting Cut-off Date. All previously filed Tax Returns of the Company were, when filed, and continue to be, correct and complete in all material respects. All Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid as of the Closing Date (except for Taxes owed for the reports not yet due or owed pursuant to any short-period Tax Returns for periods ending on the Accounting Cut-off Date, which Taxes will be paid by Sellers at the time the applicable Tax Return is furnished to the Company for filing). There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Companies have complied in all material respects with all applicable laws, statutes, rules and regulations relating to sales Taxes, Franchise Taxes, payroll or withholding Taxes, and has properly collected, withheld and paid over to the appropriate Governmental Authority all Taxes the Companies were required to collect and withhold with respect to any of its customers, employees, contractors, creditors, partners and other Persons, and has requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which a Company would have been obligated to collect or withhold Taxes.

5.11 Contracts and Commitments.

(a) Sellers' Disclosure Schedule sets forth an accurate and complete list of each of the contracts and agreements to which the Company is a party or that is material to the Business (the “Material Contracts”).

(b) Except as specifically disclosed on Sellers' Disclosure Schedule, (i) the Company and, to the Knowledge of Sellers, the other party thereto have performed all obligations required to be performed to date by such Person under the Material Contracts and, to the Knowledge of Sellers, there is no breach of or default under such contract or commitment or any event which, upon giving of notice or lapse of time or both, would constitute a breach or default, (ii) to the Knowledge of Sellers, there is no anticipated breach by any party to any Material Contract, (iii) the Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract, (iv) each Material Contract is legal, valid, binding, enforceable and in full force and effect, and will continue as such following the consummation of the transactions contemplated hereby (subject to bankruptcy, moratorium and similar laws and subject to the application of specific performance and other equitable principles), and (v) the sale contemplated by this Agreement shall not impair the rights of the Company under, or cause a breach or default of any Material Contract or cause any additional fees or royalties to be due thereunder.

(c)	Pursuant to this Agreement, Sellers will supply Buyer with a true and correct copy of all written contracts.

5.12 Proprietary Rights.

Sellers'  Disclosure Schedule sets forth a complete and correct list of: (i) all patented or registered Company IP and pending patent applications or other applications for registration of Company IP; (ii) all trade names used by the Company; (iii) all Licenses; (iv) all other licenses, consents, agreements or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, concerning Proprietary Rights or part thereof; and (v) all material unregistered trademarks and copyrights that are either owned by the Company or used or held by the Company or any Affiliate in the conduct of the Business (pursuant to license agreement or otherwise, in such case identifying the owner and title of the agreement pursuant to which the Proprietary Right is used). Except as set forth in Section 5.12 of the Disclosure Schedule:
(a) Each Company owns and possesses exclusively all right, title and interest in, to and under the Company IP, free and clear of all Liens, and no claim by any third party contesting the validity, enforceability, use, registration or ownership of any of the Company IP has been made, is currently outstanding or, to the Knowledge of Sellers, is threatened;

(b) The Company has not transferred ownership of or granted any license of or other right to use or authorized the retention of any rights to use any Company IP to any other Person;

(c) The loss or expiration of any part of Company IP is not and would not be materially adverse to the Company or the Business, and no such loss or expiration is pending or, to the Knowledge of Sellers, threatened or reasonably foreseeable;

5.13 Litigation. There are no and there have not been any actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Sellers, threatened against or affecting the Company or the Business at law or in equity, or by any Governmental Authority and, to the Knowledge of Sellers, there is no reasonable basis for any of the foregoing. None of the Selling Parties nor any of their respective Affiliates has received any opinion or memorandum or advice from legal counsel to the effect that the Company is exposed, from a legal standpoint, to any material liabilities affecting the Company or the Business.

5.14 Employees.

(a) There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Sellers, threatened against the Company or the Business with respect to or by any employee or former employee of the Company or the Business and, to the Knowledge of Sellers, there are no claims, actions, proceedings or investigations pending or threatened against any employees or former employee of the Company or the Business. To the Knowledge of Sellers, the Company has not engaged in any unfair labor practices. The Company is not a party to any collective bargaining agreement or other labor-related agreement with any labor union, nor is any such agreement currently being negotiated.

(b) The Company does not have any written employment, consulting or similar contracts or agreements with any officer, Company Employee, agent, consultant or professional advisor of the Company and (ii) there are no severance payments which are or could become payable by the Company to any Person under the terms of any oral or written contract or arrangement or any law, regulation, rule, custom, trade or practice. To the Knowledge of Sellers, no key employee and no group of employees of the Company has any plan to terminate or modify his or her status as an employee of the Company.

(c) Buyer desires and Sellers will attempt to retain certain key employees as identified and upon the terms set forth in the Employment Agreements for Jason Jensen and David Gurr, such agreements attached collectively hereto as Exhibit 5.14(c).

(d) Sellers have set forth in Sellers' Disclosure Schedule a correct and complete list of all the Company’s employees and independent contractors, including names, job descriptions and compensation rates.

5.15 Service Warranties. The Company has not made any express warranties or guarantees with respect to the services rendered by it, other than those standard terms and conditions described in Sellers' Disclosure Schedule. Each service rendered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express warranties, and the Company does not have any material liability or obligation for replacement or repair thereof or other damages in connection therewith.

5.16 Employee Benefit Plans. The Company does not maintain or contribute to and has no actual or potential liability with respect to any (i) deferred compensation, severance, retention, change-in-control, incentive, or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), or (iii) employee welfare benefit plans Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated. The Company does not offer to its employees and has no liability for accrued paid vacation or other paid time off (“PTO”).

5.17 Insurance. Sellers' Disclosure Schedule sets forth a true and complete list of all insurance policies maintained by, on behalf of, for the benefit of or at the expense of the Company. Each such insurance policy is in full force and effect. All premiums due and payable under all such policies have been paid and the Company is in compliance with the terms and conditions of such policies. To the Knowledge of Sellers, there exists no condition, situation or circumstance which, with or without notice or lapse of time, or both, would give rise to or serve as a basis for any claim under any insurance policy required to be listed on the Disclosure Schedule. No Selling Party has received any notice that any such insurance policy will be canceled or will not be renewed nor has any Selling Party received any written notice that cancellation or non-renewal is threatened nor any written notice that any material modification of the terms of a policy of insurance will be or is threatened to be required as a condition of renewal.
5.18 Compliance with Laws; Permits.  Except as set forth on Sellers' Disclosure Schedule:

(a) The Company and the Business have complied and are in compliance in all material respects with all applicable laws, ordinances, codes, rules, requirements and regulations of Governmental Authorities relating to the operation of the Business and no notices have been received by and no claims have been filed against the Company or the Business alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations;

(b) The Company holds all material permits, licenses, certificates; accreditations or other authorizations of Governmental Authorities, which to the Knowledge of Sellers are required for the conduct of the Business, all of which are in full force and effect.

5.19 Environmental Matters. To the Knowledge of Sellers:

(a) The Company has complied with and are in compliance with all Environmental Requirements;

(b) The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Requirements, or any liabilities or obligations, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental Requirements;

(c) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, or owned or operated the Business in a manner that has given or would give rise to any current or future liabilities or obligations, including any liabilities for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney's fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Water Act, the Hazardous Materials Transportation Act, and similar state and local laws.

5.20 Powers of Attorney; Guarantees. There are no outstanding powers of attorney executed on behalf of Sellers or the Company. The Company is not a guarantor or otherwise liable for any liabilities or Indebtedness of any other Person other than endorsements for collection in the Ordinary Course of Business.

5.21 Foreign Person. Sellers are each a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.22 Continuation of Operations. Buyer and Sellers intend that the operations of the Business continue without interruption and consistent with past practices in the Ordinary Course of Business.  Sellers will continue to have day-to-day operational control and management of the Business after the Closing Date pursuant to the terms of the respective Executive Officer Employment Agreements described elsewhere herein.

5.23 Disclosures. To the Knowledge of Sellers, neither this Agreement, nor any of the schedules, exhibits or certificates attached hereto or to be delivered in connection herewith contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of Sellers, there is no event, circumstance or other fact which a Selling Party has not disclosed to Buyers in this Agreement and the schedules attached hereto and which has had or would reasonably be expected to have a Material Adverse Effect. Sellers shall deliver to Buyer completed Disclosure Schedules together with copies of the documents referenced therein within five (5) business days of the full execution of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Selling Parties to enter into this Agreement, Buyer hereby represents and warrants to the Selling Parties as follows:

6.1 Organization and Corporate Power. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Nevada, with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

6.2 Authorization. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate or other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

6.3 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Buyer, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Authority which would adversely affect Buyer’s performance.

ARTICLE VII
COVENANTS

7.1 Access to Properties and Records. The Selling Parties shall afford to the officers, employees, attorneys, accountants and other authorized representatives of Buyer, access, at reasonable times and in a manner so as not to interfere with the normal business operations of the Companies, to the Business and all of the Companies' assets, properties, books and records (including all contracts, accounts, insurance policies, Tax Returns and Tax records), and employees in order to afford Buyer as full an opportunity to review, examine and investigate, as it shall reasonably request, the affairs of the Companie and the Business, and Buyer and their representatives shall be permitted to make extracts from, or take copies of, such books, records or other documentation as may be reasonably necessary. The Selling Parties shall furnish or cause to be furnished to Buyer such reasonable financial and operating data and other information about the Business, as conducted in the past and as presently proposed to be conducted in the future, and properties and assets, which any of the officers, employees, attorneys, accountants or other authorized representatives of any Buyer may reasonably request.

7.2 Interim Covenants of the Selling Parties. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by Buyers or as otherwise set forth in Sellers' Disclosure Schedule, the Companies will not, and no Selling Party will permit the Companies to, engage in any practice, take any action, enter into any transaction or conduct its business outside of the Ordinary Course of Business. In addition, without Buyer’s prior written consent, the Selling Parties will not cause or permit the Companies to engage in any practice, take any action, or enter into any transactions with respect to the Business of the sort described in Section 5.7 above, and Companies will:

(a) not take or fail to take any action, which would cause any of the representations set forth in Article IV and Article V above to be untrue;

(b) not cause any of the Company’s current insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect;

(c) use all necessary or commercially reasonable efforts to keep in full force and effect all its material rights (including but not limited to contractual rights and Company IP);

(d) perform the Company’s obligations under the contracts required to be set forth on Section 5.11(a) of the Disclosure Schedule;

(e) and, not to:
(i)
enter into any material contract, agreement or arrangement, other than any such contracts, agreements or arrangements entered into in the Ordinary Course of Business, except pursuant to the terms of this Agreement, or

(ii)	materially amend, modify, impair or waive any rights under, or cancel or terminate any material contract;

(f) not amend, modify, extend, renew or terminate any existing lease, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of real property;

(g) keep available the services of the officers, employees, independent contractors and agents of the Companies and the Business and retain and maintain relationships as presently held with the Companies’ customers, lessors, licensors, suppliers and others having business relations with it;

(h) keep intact the Companies' existence and business organization, including business operations, physical facilities and working conditions, as presently conducted, as conducted in the past and as presently proposed to be conducted in the future;

(i) maintain each Company's books, accounts and records in the Ordinary Course of Business;

(j) comply with all applicable laws and all contractual obligations applicable to each Company and pay all applicable Taxes which are due and payable;

(k) maintain each Company’s assets and facilities in such state of repair as is necessary for the conduct of the Business in the Ordinary Course of Business,

(l) maintain the goodwill and reputation associated with the Business.

7.3 Notification of Certain Matters. Each Selling Party, on the one hand, and Buyer, on the other hand, shall give notice promptly after it obtains knowledge thereof, but in all events prior to the Closing, to the other of (a) the occurrence or non-occurrence of any fact, circumstance or event which would breach or be likely to cause any representation or warranty of any such Party contained herein to be untrue or inaccurate at or prior to the Closing, (b) any failure or breach of any Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder, or (c) any threatened or instituted suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

7.4 Reasonable Efforts. Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulation to (a) make all filings with Governmental Authorities required to consummate the transactions contemplated hereby, (b) provide such other information and communications to Governmental Authorities or other public or private Persons as the other Party or such Governmental Authorities or other public or private Persons may reasonably request in connection therewith, and (c) consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions hereto.

7.5 Preservation of Business. The Selling Parties will cause the Company to keep the Business and its properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers and customers of the Business and with employees.

7.6 Copies of New Contracts. Promptly after it is entered into, the Selling Parties will cause the Company to deliver to Buyer a true and correct copy of any written material contract and a complete and correct summary of the material terms and conditions of any oral material contract, which is entered into by the Company after the date of this Agreement and prior to the Closing, whether or not Buyer consent to the entry into such contract is required pursuant to Section 7.2 above.

7.7 Expenses. Except as otherwise expressly provided in Section 8.5 below, each Party hereto shall pay all of its own costs and expenses (including attorneys’, accountants’, brokers’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Without limiting the foregoing, each Party shall pay its own expenses incurred in connection with its efforts to satisfy the conditions to the other Party’s obligation to consummate the transactions contemplated hereby.

7.8 Confidentiality. If the Closing does not occur and this Agreement terminates, Buyer will treat as confidential and hold as such all of the Confidential Information, refrain from using or disclosing any of the Confidential Information except in connection with this Agreement, and deliver promptly to Sellers or destroy, at the request and option of Sellers, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. If the Closing does not occur and this Agreement terminates, in the event that Buyer is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Buyer will notify Sellers promptly of the request or requirement so that Sellers may seek an appropriate protective order or waive compliance with the provisions of this Section.

7.9 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, order or investigation in connection with (i) the transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX below).

7.10 Further Assurances. The Parties each agree that from time to time after the Closing Date, they will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to consummate the transactions contemplated by this Agreement and vest Buyer with full title to all  Shareholder Interests of the Companies and all assets, properties, privileges, rights, approvals and immunities of each Company and the Business, or to effect the other purposes of this Agreement.

7.11 Release and Waiver. As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Selling Party agrees not to sue and fully releases and discharges the Company, Buyer and each of their respective directors, managers, stockholders, members, officers, employees, assigns and successors (collectively, the “Releases”), with respect to and from any and all Losses, Liens, liabilities and obligations (including employment contracts), covenants or proceedings, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Selling Party now owns or holds or has at any time owned or held against Releases as of the Accounting Cut-off Date; provided, that nothing in this Section 7.11 will be deemed to constitute a release by any Selling Party of any right to enforce his rights under this Agreement or other agreements entered into by any Selling Party pursuant to the terms of this Agreement. It is the intention of each Selling Party that such release be effective as a bar to each and every claim, demand and cause of action herein specified. In furtherance of this intention each Selling Party hereby expressly waives, effective as of the Accounting Cut-off Date, any and all rights and benefits conferred upon him or her by the provisions of law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any.

ARTICLE VIII
TAX MATTERS

8.1 Post-Closing Tax Returns; Tax Indemnity.

(a) The Sellers shall properly and accurately prepare (or cause to be prepared) and timely file (or cause to be filed, or provide to each Company for filing) each Tax Return required to be filed by the Company after the Closing Date relating to Taxes imposed on or measured by net income (which, for avoidance of doubt will include any applicable franchise or margin tax) (each, an “Income Tax Return”) for the taxable period ending on December 31, 2013.   A copy of any Income Tax Return prepared to be filed pursuant to the preceding sentence shall be provided to Buyer. In the case of any such Income Tax Return to be filed by the Sellers on behalf of the Company, Sellers shall cause to be timely paid any Tax required to be paid in connection with such Income Tax Return.

(b) Buyer shall properly and accurately prepare (or cause to be prepared) and file (or cause to be filed) all subsequent Tax Returns not described in Section 8.1(a) on behalf of each Company.  To the extent any Tax shown as due on any Tax Return of each Company prepared by Buyer under the preceding sentence is payable by Sellers (as opposed to the obligations payable by the Companies, and taking into account indemnification obligations under this Agreement), (A) such Tax Return shall be prepared in a manner consistent with the prior practice of each Company unless otherwise required by applicable Tax laws; (B) such Tax Return shall be provided to the Sellers at least ten (10) days prior to the due date for filing such return including all extensions (in the case of any Income Tax Return) or early enough to allow the Sellers to have a reasonable amount of time to review (in the case of all other Tax Returns); and (C) any such Tax Return shall not be filed until Buyer has obtained the prior consent of the Sellers to the filing of such Tax Return, which consent shall not be unreasonably withheld or delayed.

(c) Each Selling Party shall jointly and severally indemnify Buyer for the amount of all Taxes of or relating to the Companies that are allocable to taxable periods, or portions thereof, ending on or before December 31, 2013.

(d) Buyer shall indemnify Sellers for the amount of all Taxes of or relating to the Companies that are allocable to taxable periods, or portions thereof, ending after December 31, 2013, provided however that with respect to a taxable period beginning on or before December 31, 2013, and ending after December 31, 2013, such indemnity shall be limited to the Taxes attributable to the portion of such period beginning after December 31, 2013.

8.2 Allocation of Taxes. The Parties and the Company shall, unless prohibited by applicable law, cause the taxable period of the Company to end as of the close of December 31, 2013.  Except as otherwise provided by this Article VIII, for purposes of this Agreement, Taxes incurred by the Company with respect to a taxable period that includes but does not end on December 31, 2013, shall be allocated to the portion of the period ending on December 31, 2013.

8.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with transactions contemplated this Agreement (“Transfer Taxes”), if any, shall be paid by Buyer. The Parties shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such Transfer Taxes.

8.4 Amended Returns. No Selling Party or any Affiliate of any Selling Party shall amend any Tax Return of either Company, or file or amend any Tax election of either Company without the consent of Buyer.

8.5 Cooperation, Access to Information and Record Retention. The Parties and the Companies shall cooperate as and to the extent reasonably requested by any Party in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes related to the Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and the  Companies shall (i) retain all books and records with respect to each Company’s Taxes (including Tax Returns) relating to any taxable period beginning before December 31, 2013, until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period (and, to the extent notified by the Sellers, any extensions thereof), and to abide by all record retention agreements entered into with any Tax authority, and (ii) give the Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow the other Party to take possession of such books and records.

8.6 Tax Certificates, Etc. The Parties further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

8.7 Tax Proceedings. Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the Company, concerning Taxes of any type, including, but not limited to, income taxes, sales taxes, employment taxes, and property taxes, which may give rise to any liability or obligation of another Party hereto, shall promptly notify such other Party within ten (10) Business Days of the receipt of such notice; provided, however, that a failure to give such notice will not affect any Buyer Indemnified Party’s right to indemnification hereunder except and only to the extent that the Selling Parties are actually damaged as a result of such failure to give notice. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability or obligation of such other Parties (including indemnity obligations hereunder). Each Party who could be affected by such audit shall have the right to participate in the audit. Buyers shall have the right to control any such audit, litigation or other proceeding, provided, however, that the Sellers shall have the right at Sellers’ expense to control any audit, litigation or other proceeding with respect to any Income Tax Return relating to periods that end on or before the Closing Date, but only if such audit would not result in any adverse tax consequences to the Company or Buyer after Closing. If the Sellers undertake such control, the Sellers shall keep Buyer informed of all developments, and Buyer shall have the right fully to participate in the matter. Except as provided in this Article VIII, the provisions of Article IX addressing handling of claims, including the provisions therein addressing settlement authority, shall govern the manner in which Tax audit or administrative or judicial proceedings are resolved. No settlement or resolution of an audit shall be entered into by either Party which will affect the other Party’s liability under this Agreement, without the written consent of such other Party, which shall not be unreasonably withheld.

8.10 Withholding. Buyer shall have the right to withhold any amount payable to Sellers hereunder as is required by law and, to the extent such amounts are paid over to the applicable taxing authority and Sellers are given notice of such withholding, all such amount shall be treated as paid to Sellers under this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1 Survival. Survival of Representations and Warranties The representations and warranties in this Agreement and the schedules and exhibits attached hereto or in any writing delivered by any Party to any of the other Parties in connection with this Agreement shall survive the Closing as follows:

(a) the representations and warranties in Section 5.10 (Tax Matters), Section 5.14 (Employees), Section 5.16 (Employee Benefit Plans) and Section 5.19 (Environmental Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (giving effect to any extensions or waivers thereof), plus sixty (60) days;

(b) the representations and warranties in Section 4.1 (Authorization; Binding Effect), Section 4.3 (Title to Partnership Interests), Section 5.1 (Organization and Power), the first sentence of Section 5.2 (Authorization; No Conflict), Section 5.3 (Equity Interests; No Subsidiaries), Section 5.8 (Real Property), the first sentence of Section 5.9 (Assets), Section 6.1 (Organization and Corporate Power), and Section 6.2 (Authorization) shall not terminate; and

(c) all other representations and warranties in this Agreement and the schedules attached hereto or in any writing delivered by any Party to any other Party in connection with this Agreement shall terminate on the three (3)-year anniversary of the Closing Date;

provided that any representation or warranty in respect of which indemnity may be sought under Section 9.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement and the schedules attached hereto or in any writing delivered by any Party to any other Party in connection with this Agreement shall survive for the periods set forth in this Section 9.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the knowledge of any Party’s officers, directors, managers, shareholders, members, partners, employees or agents or the acceptance by any Party of any certificate or opinion hereunder.

9.2 General Indemnification.

(a) INDEMNIFICATION FOR BENEFIT OF BUYER.

EACH OF THE SELLING PARTIES SHALL JOINTLY AND SEVERALLY INDEMNIFY BUYER INDEMNIFIED PARTIES AND SAVE AND HOLD EACH OF THEM HARMLESS AGAINST AND PAY ON BEHALF OF OR REIMBURSE SUCH BUYER INDEMNIFIED PARTIES AS AND WHEN INCURRED FOR ANY LOSSES WHICH ANY SUCH BUYER INDEMNIFIED PARTY MAY SUFFER, SUSTAIN OR BECOME SUBJECT TO, AS A RESULT OF, IN CONNECTION WITH, RELATING OR INCIDENTAL TO OR BY VIRTUE OF:

(i) ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF ANY SELLING PARTY UNDER THIS AGREEMENT OR ANY OF THE SCHEDULES ATTACHED HERETO (INCLUDING THE DISCLOSURE SCHEDULE), OR IN ANY OF THE CERTIFICATES OR OTHER INSTRUMENTS OR DOCUMENTS FURNISHED TO ANY BUYER BY ANY SELLING PARTY PURSUANT TO THIS AGREEMENT;

(ii) ANY NONFULFILLMENT OR BREACH OF ANY COVENANT OR AGREEMENT BY ANY SELLING PARTY UNDER THIS AGREEMENT OR ANY OF THE SCHEDULES ATTACHED HERETO;

(iii) ALL TAXES (OR THE NON-PAYMENT THEREOF) OF THE COMPANY FOR ALL PRE-CLOSING TAX PERIODS AND ALL TAXES OF ANY PERSON IMPOSED ON THE COMPANY AS A TRANSFEREE OR SUCCESSOR, BY CONTRACT OR PURSUANT TO ANY LAW, RULE OR REGULATION, WHICH TAXES RELATE TO AN EVENT OR TRANSACTION OCCURRING BEFORE THE ACCOUNTING CUT-OFF DATE; AND

(iv) ANY EXCLUDED LIABILITIES.

(b) INDEMNIFICATION FOR BENEFIT OF SELLERS.

BUYER SHALL INDEMNIFY SELLER INDEMNIFIED PARTIES AND SAVE AND HOLD EACH OF THEM HARMLESS AGAINST AND PAY ON BEHALF OF OR REIMBURSE SUCH SELLER INDEMNIFIED PARTIES AS AND WHEN INCURRED FOR ANY LOSSES WHICH ANY SUCH SELLER INDEMNIFIED PARTY MAY SUFFER, SUSTAIN OR BECOME SUBJECT TO, AS A RESULT OF, IN CONNECTION WITH, RELATING OR INCIDENTAL TO OR BY VIRTUE OF:

(i) ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF BUYER UNDER THIS AGREEMENT OR ANY OF THE SCHEDULES ATTACHED HERETO, OR IN ANY OF THE CERTIFICATES OR OTHER INSTRUMENTS OR DOCUMENTS FURNISHED TO ANY SELLER BY BUYER PURSUANT TO THIS AGREEMENT;

(ii) ANY NONFULFILLMENT OR BREACH OF ANY COVENANT OR AGREEMENT BY BUYER UNDER THIS AGREEMENT OR ANY OF THE SCHEDULES ATTACHED HERETO; AND

(iii) ANY DEBT, LIABILITY OR OBLIGATION OF THE COMPANY ARISING OUT OF FACTS, CIRCUMSTANCES OR EVENTS THAT OCCUR FOLLOWING THE ACCOUNTING CUT-OFF DATE.

(c) Manner of Payment. Any indemnification of Buyer Indemnified Parties or Seller Indemnified Parties pursuant to this Section 9.2 shall be effected by wire transfer of immediately available funds from the Selling Parties or Buyer, as the case may be, to an account designated by Buyer or the Sellers, as the case may be, within ten (10) days after the determination thereof.

(d) Defense of Third Party Claims. Any Party making a claim for indemnification under this Section 9.2 (an “Indemnitee”) shall notify the indemnifying Party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for the entirety of all liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (ii) enter into an agreement with the Indemnitee in form and substance satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding or investigation; and provided further, that:

(1)
the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(2)
the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (E) the Indemnitee reasonably believes that the Loss relating to such claim for indemnification could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Section 9.2; and

(3)
if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, with prejudice.

(e) Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Agreement shall NOT be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

(f) Waiver. Each Selling Party hereby agrees that such Selling Party shall not make any claim for indemnification hereunder against the Company by reason of the fact that such Selling Party or one or more of its officers was a partner, manager, director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, manager, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any action, suit, proceeding, order or investigation brought by any Buyer Indemnified Party against such Selling Party or any claim against such Selling Party in connection with this Agreement, and each Selling Party hereby acknowledges and agrees that such Selling Party shall have no claims or right to contribution or indemnity from the Company with respect to any amounts paid by such Selling Party pursuant to this Article.

(g) Not Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy that Buyer Indemnified Parties or Seller Indemnified Parties may have for breach of any representation, warranty, covenant or agreement contained in this Agreement or in any of the schedules or exhibits attached hereto.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may, by notice given prior to the Closing Date in the manner provided in Section 11.2, be terminated and abandoned at any time prior to the Closing Date:

(a) By mutual written agreement of Buyer and the Sellers;

(b) By Buyer upon written notice to the Sellers at any time prior to the Closing (i) in the event any Selling Party has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before January 7, 2014, by reason of the failure of any condition precedent under Section 3.1 hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement) (“Seller Default or Failure”);

(c) By the Sellers upon written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before January 7, 2014, by reason of the failure of any condition precedent under Section 3.2 hereof (unless the failure results primarily from any Selling Party breaching any representation, warranty, or covenant contained in this Agreement) (“Buyer Default or Failure”); or

(d) by Buyer or the Sellers, if any Government Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and non-appealable.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1(a) or 10.1(d), then this Agreement will forthwith become void and the transactions contemplated by this Agreement shall be abandoned, and there will be no liability or obligation on the part of any Party to any other Party or any other person in respect thereof; provided, that:

(a) the provisions of this Article X and Article XI shall remain in full force and effect and survive any termination of this Agreement; and

(b) no such termination will relieve Buyer or any Selling Party from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

10.3 Liquidated Damages. Upon termination of this Agreement by Sellers upon a Buyer Default or Failure, Sellers shall be entitled to Liquidated Damages in the amount of Twenty-five Thousand Dollars ($25,000.00). Upon termination of this Agreement by Buyer upon a Seller's Default or Failure, Buyer shall be entitled to Liquidated Damages in the amount of Twenty-five Thousand Dollars ($25,000.00). The Parties acknowledge and agree that if this Agreement is terminated due to a Default or Failure, the damages that the non-defaulting Party would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the Parties agree that the non-defaulting Party shall be entitled to the Liquidated damages as full and complete compensation (and not as a penalty) as non-defaulting Party’s sole and exclusive remedy for such termination.

10.4 Survival of Termination.  The provisions of this Article X and Article XI shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that (i) any such amendment or waiver shall be binding upon the Selling Parties only if set forth in a writing executed by the Sellers and referring specifically to the provision alleged to have been amended or waived, and (ii) any such amendment or waiver shall be binding upon Buyers only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement and a waiver of any provision by any Party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

11.2 Notices. All notices, demands, reports, records and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by facsimile (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Parties shall be sent to the addresses indicated below:

11.3 Assignment.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Selling Party without the prior written consent of Buyer. Buyer may assign their rights, interests or obligations under this Agreement only to the extent set forth in Section 11.3(b) below.

(b) Buyer may assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Partnership Interests) and all other agreements, documents and instruments executed and/or delivered in connection herewith to one or more of its Affiliates, and Buyer may, in its sole discretion, direct Sellers to convey the Partnership Interests, in whole or in part, to one or more of its Affiliates. Buyer may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, and all other agreements, documents and instruments executed and/or delivered in connection herewith, to any of its lender(s) as collateral security.

11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

11.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any schedule or exhibit attached hereto and not otherwise defined therein shall have the meaning set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

11.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument binding upon the Parties, notwithstanding the fact that all of the Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, signature pages executed and delivered via facsimile or other electronic transmission (including .pdf copies of signature pages) will be deemed originals.

11.8 Governing Law.  THE LAW OF THE STATE OF NEVADA SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS.

11.9 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted and prepared by one of the Parties, the Parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person or Party.

11.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied, shall give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

11.11 Subsequent independent existence of the Companies.  Upon full satisfaction of the Agreement, whether by performance or by waiver of the Parties, Buyer may, at the discretion of the Buyer's Board of Directors, cause a merger, reorganization or liquidation of the Companies, including, but not limited to, merger by sale of a Company's stock or by sale of assets from either Company to another entity.

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase and Sale Agreement to be duly executed as of the date and year first written above.

Date: _February 24, 2014___

BUYER:		SELLERS:

NATIONAL AUTOMATION SERVICES, INC.		/s/ Jason Jensen
a Nevada corporation		Jason Jensen

By:	/s/ Robert Chance	/s/ David Gurr
David Gurr
Name:	Robert Chance

Title:	President/CEO